EXHIBIT 4.13

Kendle
INTERNATIONAL

A Clinical Development
Organisation

Melbourne Office
156 Drummond Street
Oakleigh Victoria 3166
Australia
Tel + 6 13 9564 8090
Fax + 6 13 9564 8338

Sydney Office
2nd Floor, 20 Falcon Street
Crows Nest NSW 2085
Australia
Tel + 6 12 9437 3033
Fax + 6 12 9437 3044

Corporate Headquarters

Cincinnati, Ohio

North America

Europe

Asia/Pacific

6 January 2004

Dr Ross Murdoch
Chief Operating Officer
Prana Biotechnology Limited
Level 1, 100 Dorcas Street
South Melbourne Vic 3205

Dear Ross

Further to our recent discussions I am pleased to confirm the arrangements for continuation of our strategic alliance with Prana Biotechnology Limited.

Background to project involvement by Kendle Pty Limited

Prana is seeking an ongoing strategic alliance with Kendle Pty Limited to provide consultancy services to ensure that its commercialisation objectives are achieved. In particular, Kendle's Senior Management Consultants Business executives and Scientists are asked to provide services for the co-ordination, planning and management of Prana's Development program, including:

o     coordination of drug discovery and development programs

o     coordination of clinical trial programs

o     regulatory submissions

o     health economics studies and funding submissions

Kendle currently provides a range of development services to the biotechnology and pharmaceutical industries and has established relationships with many multinational pharmaceutical companies. This alliance with Kendle will make available a local team of commercialisation experts and provides access to experts in both the US and Europe through Kendle's global operations.

Kendle Pty Limited
ABN 81 379 182 044
www.kendle.com

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Through this alliance Prana would secure preferential access for the provision of these services and Kendle provides priority consideration to Prana for provision of services at substantially reduced professional fees (10% to 25% below standard schedule of fees).

Proposal

It is proposed that implementation of the above brief be driven and co-ordinated by Judy Bingham, Director, Regulatory Development & Commercialisation and Susan Foran, Manager Regulatory, Development & Commercialisation, together with significant ongoing involvement by Dr George Mihaly (Managing Director).

The proposed contractual terms for 2004 at our preferred client rate are as follow:

--------------------------------------------------------------------------------
Director                                                        $200/hour
--------------------------------------------------------------------------------
Manager or Project Manager                                      $170/hour
--------------------------------------------------------------------------------
Senior Associate                                                $140/hour
--------------------------------------------------------------------------------
Administration                                                   $70/hour
--------------------------------------------------------------------------------

George will continue to provide general strategic advice and overall project liaison without charge. In the event of specific blocks of time for major activities, his time will be charged at $270/hour, discounted from his usual rate of $340/hour. General office administration expenses will be charged at 2% of the fees. In addition, specific project related expenses such as large volume photocopying, couriers and telephone charges will be disbursed at cost.

I hope that the above proposal meets with your approval and in this event would be grateful if you could arrange for the attached pro forma letter of agreement copied onto Prana letterhead and returned to me at your earliest convenience.

With best wishes and looking forward to our continued and successful co-operation in implementing this project.

Kind Regards


/s/ Judy Bingham

Judy Bingham MHSc
Director, Regulatory, Development & Commercialisation


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                                                      PRANA BIOTECHNOLOGY [LOGO]
                                                         Limited ACN 080 699 065

                                                      Level 1, 100 Dorcas Street
                                              South Melbourne Vic 3205 Australia
                                                            Tel + 61 3 9690 7892
                                                            Fax + 61 3 9690 8587

                               ALLIANCE AGREEMENT

TO:   Dr George Mihaly
      Managing Director
      Kendle Pty Limited
      156 Drummond Street
      Oakleigh Vic 3166

6 January 2004

Dear Dr Mihaly,

Re:   Strategic alliance between Prana Biotechnology Limited and Kendle Pty
      Limited

I have read the proposal put forward in your letter of 6 January 2004

Prana Biotechnology Limited wish to commit to and proceed with the alliance as outlined. This Agreement will be ongoing with specific arrangement for each upcoming year to be discussed and agreed in the preceeding December.

Yours sincerely
Prana Biotechnology Limited


/s/ Ross Murdoch

Ross Murdoch
Chief Operating Officer


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